SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 2, 2005
ANCHOR GLASS CONTAINER CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-23359	59-3417812

(Commission File Number)	(I.R.S. Employer Identification No.)
One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634-7513

(Address of Principal Executive Offices)      (Zip Code)
(813) 884-0000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.
     On August 8, 2005, Anchor Glass Container Corporation (the “Registrant”) filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code in the Middle District of Florida, Tampa Division. The Registrant said that it intends to request Court approval to continue payments of employee salaries and continue health and welfare benefits to current employees without disruption.
     The Registrant’s existing senior secured credit facility lenders have agreed to convert their loan facility into a debtor-in-possession facility in order for the Registrant to continue its operations. The Registrant is in discussions to obtain additional debtor-in-possession financing that it believes will be required after the existing facility is fully utilized.
     A copy of the Registrant’s press release announcing the bankruptcy filing is attached hereto as Exhibit 99.1.
Item 3.01(a) Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 5, 2005, the Registrant received notice from the NASDAQ Stock Market (“Nasdaq”) that, for the last 30 consecutive trading days, the Registrant’s common stock has not maintained a minimum market value of publicly held shares (“MVPHS”) of $15,000,000 as required for continued inclusion by Marketplace Rule 4450(b)(3) (the “Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(1), the Registrant will be provided 90 calendar days, or until November 3, 2005, to regain compliance. If, at anytime before November 3, 2005, the MVPHS of the Registrant’s common stock is $15,000,000 or more for 10 consecutive trading days, Nasdaq will provide written notification that the Registrant has achieved compliance with the Rule. If compliance with this Rule cannot be demonstrated by November 3, 2005, Nasdaq will provide written notification that the Registrant’s securities will be delisted.
     Subsequently, on August 8, 2005, the Registrant received notice from Nasdaq that after reviewing the Registrant’s press release dated August 8, 2005 announcing that the Registrant filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Filing”) and such other information as is publicly available, in accordance with Marketplace Rules 4300 and 4450(f), Nasdaq has determined that the Registrant’s securities will be delisted from The Nasdaq Stock Market at the opening of business on August 17, 2005, unless the Registrant requests a hearing in accordance with the Marketplace Rule 4800 Series.
     As a result of the Filing, the fifth character “Q” will be appended to the Registrant’s trading symbol. Accordingly, the trading symbol for the Registrant’s securities, common stock, $.10 par value, will be changed from AGCC to AGCCQ at the opening of business on August 10, 2005.
     A copy of the Registrant’s press release announcing this notification is attached hereto as Exhibit 99.2.
Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On August 2, 2005, management of the Registrant concluded that $4.5 million of payments received from a customer during June 2003 had not been accounted for properly. The impact of the improper accounting, net of other adjustments, referred to below, is to overstate operating income and net income/loss for the June 2003 quarter by $4.2 million. However, because key factual issues remain unresolved, management has not yet been able to determine the correct accounting for the $4.5 million for periods subsequent to June 2003.
     The Registrant’s management has also determined that the Registrant’s accounting for two other transactions with the same customer were recorded in error, resulting, on a preliminary basis, in an overstatement of net income/loss during 2001 and 2002 of approximately $2.0 million and $1.4 million, respectively, and an understatement of net income/loss during 2003 and 2004 of approximately $500,000 and $1.3 million, respectively. As a result, the financial statements of the Registrant for the years 2001, 2002, 2003 and 2004 (as contained in the Registrant’s annual reports on Form 10-K for the years ended December 31, 2004 and 2003) and for each of the quarters therein should not be relied upon. Additionally, the interim financial statements for the periods ended March 31, 2005 and 2004, as contained in the quarterly report on Form 10-Q for the period ended March 31, 2005, should not be relied upon.
     These errors reflect material weaknesses in the Registrant’s internal controls over financial reporting. Accordingly, management’s assertions contained in the Registrant’s annual report on Form 10-K for the year ended December 31, 2004 should no longer be relied on.
     The Registrant’s management has discussed the matters disclosed in this Form 8-K with the Registrant’s independent registered certified public accounting firm.
     A copy of the press release disclosing these matters is attached hereto as Exhibit 99.3.
Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 8, 2005, the Registrant announced that Mark Burgess, who joined Anchor in May 2005 as Executive Vice President, Finance and CFO, has been appointed the Chief Executive Officer of the Company effective immediately.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
          The following exhibit is filed herewith:
          99.1      Press Release issued on August 8, 2005.
          99.2      Press Release issued on August 9, 2005.
          99.3      Press Release issued on August 5, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ANCHOR GLASS CONTAINER CORPORATION

/s/ Mark S. Burgess
Name:	Mark S. Burgess
Title:	Chief Executive Officer (Duly Authorized Officer)

Date: August 9, 2005